Exhibit 99.1

FOR IMMEDIATE RELEASE

Kingstone Announces 2016 First Quarter Financial Results

Company to Host Conference Call on May 13, 2016 at 8:30 a.m. ET

Kingston, NY — May 12, 2016 – Kingstone Companies, Inc. (Nasdaq:  KINS) (the “Company” or “Kingstone”), a multi-line property and casualty insurance holding company, today announced its financial results for the quarter ended March 31, 2016.

Financial and Operational Highlights
2016 First Quarter

(All results are compared to prior year period unless otherwise noted)

●	Net income increased to $541,000, or $.07 per diluted share
●	Net operating income1 increased 14.3% to $488,000, or $.07 per diluted share
●	Direct written premiums in continuing lines of business1 increased 21.6%; Personal lines grew by 22.5%
●	Net premiums earned increased 39.9% to $14.5 million
●	Net combined ratio of 96.9% compared to 97.9%
●	Return on average common equity (annualized) of 4.7% compared to 3.8%
●	Operating return on average common equity(annualized)1 of 4.3% compared to 4.2%
●	Dividend declared of $0.0625 per share payable June 15th
●	Kingstone now approved to write property and casualty insurance in Rhode Island

Kingstone Announces Quarterly Dividend of $0.0625 per share
The Company also announced that its Board of Directors declared a quarterly dividend of $0.0625 per share payable on June 15, 2016 to stockholders of record at the close of business on May 31, 2016.

(1)           These measures are  not  based  on  GAAP  and are  defined  and  reconciled  to  the most  directly comparable GAAP measures in “Information Regarding Non-GAAP Measures.”

Management Commentary
Kingstone’s Chairman and CEO, Barry Goldstein, commented about the first quarter, “We accomplished a great deal during the quarter, and while there were some things to like and point out here, winter weather and an unusual number of large fire claims impacted our underwriting results.

Direct written premiums in our continuing lines of business grew by 21.6%.  We began to see a decline in the contribution of our Auto Physical Damage line to the overall growth rate.  The Auto Physical Damage line, after growing fivefold in the last three calendar years, grew by just 29.9% in Q1.  In our core personal lines of homeowners and dwelling fire coverages, which account for 76% of gross premiums written, we saw a stronger contribution as these grew by 22.5%.

We were happy to see a decline in overall claims frequency during the quarter, helping us to report a net loss ratio of 65.3%, down 2.7 points from last year’s 68.0%.   We were again able to release some pre-2015 reserves which favorably impacted the quarter’s net loss ratio by 2.9 points.

However, an unfortunate and random spurt of large fire losses, those with direct losses exceeding $200,000, added 6.8 points to the net loss ratio compared to Q1 2015, and incrementally reduced our earnings per share by $0.09.  And while this was a winter kinder than the prior two, it still yielded losses we label as a catastrophe.  The computation of how we determine the amount of winter weather catastrophe losses has been discussed on previous conference calls, as the excess losses above an average winter season.  During Q1, cat losses from severe winter weather added 9.7 points to our net loss ratio, or $.13 per diluted share.  This is slightly above our initial high-end estimate of 9.0 points for the quarter.  Note that in Q1 2015, winter cat losses contributed 17.7 points.”

Kingstone’s SVP and Chief Actuary, Ben Walden, elaborated on the loss ratio for the quarter. “Despite the relatively benign winter season in the New York region, a single severe freezing event in mid-February negatively impacted our result for the quarter.  The timing of the event preceded a holiday week, and as temperatures plunged to sub-zero levels, several large claims from frozen pipes resulted in severe water damage losses.”

Mr. Walden added, “Our net core loss ratio excluding severe winter weather and prior year development increased from 49.3% to 58.5% in Q1 2016.  The primary reason for the increase in the core net loss ratio was an unusual number of large fire claims.  The Q1 core net loss ratio was impacted by 6.8 points in additional large fire claim activity compared to the large fire claim impact for Q1 2015.  It should be noted that the overall frequency of fire claims did not change materially in Q1 compared to previous quarters.”

Mr. Goldstein added, “Aided by a strong fixed income market, our portfolio experienced an increase to net unrealized gains, which, net of tax, amounted to $926,000 and added $.13 per share to our quarter end book value of $6.32.”

Financial Highlight Table

Financial Highlights	Three Months Ended March 31,
($ in thousands except per share data)	2016	2015	% Change
Direct written premiums*	$23,043	$19,489	18.2%
Net written premiums*	$14,662	$10,878	34.8%
Net premiums earned	$14,532	$10,386	39.9%
Total ceding commission revenue	$2,770	$3,089	-10.3%
Net investment income	$813	$575	41.4%

U.S. GAAP Net income	$541	$382	41.6%
U.S. GAAP Diluted EPS	$0.07	$0.05	40.0%

Comprehensive income	$1,467	$893	64.3%
Net operating income*	$488	$427	14.3%
Net operating income diluted EPS*	$0.07	$0.06	16.7%

Return on average equity (annualized)	4.7%	3.8%	0.9 pts

Net loss ratio	65.3%	68.0%	-2.7 pts
Net underwriting expense ratio	31.6%	29.9%	1.7 pts
Net combined ratio	96.9%	97.9%	-1 pts

Effect of catastrophes on net combined ratio	9.7 pts	28.5 pts	-18.8 pts
Net combined ratio excluding the effect of catastrophes	87.2%	69.4%	17.8 pts

* These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in "Information Regarding Non-GAAP Measures."

2016 First Quarter Review

Net Income:
Net income increased 41.6% to $.54 million during the three month period ended March 31, 2016, compared to net income of $.38 million in the prior-year period. The increase can be attributed to a 39.9% increase in net premiums earned as a result of growth and changes in quota share reinsurance, a 41.4% increase in net investment income, and an improvement in the net loss ratio that was partially offset by an increase in the net underwriting expense ratio.

Earnings per share (“EPS”):
Kingstone reported EPS of $.07 per diluted share for the three months ended March 31, 2016, compared to $.05 per diluted share for the three months ended March 31, 2015.  EPS for the three month periods ended March 31, 2016 and March 31, 2015 was based on 7.4 million and 7.3 million diluted weighted average shares outstanding.

Direct Written Premiums(1), Net Written Premiums(1) and Net Premiums Earned:
Direct written premiums (1) for the first quarter of 2016 were $23.0 million, an increase of 18.2% from $19.5 million in the prior year period. The increase is attributable to an 18.9% increase in the total number of policies in-force for continuing lines as of March 31, 2016 from March 31, 2015.

The Company’s growth rate for its continuing lines of business was 21.6% during the first quarter of 2016.  The Company began the non-renewal of its existing commercial auto policies beginning May 1, 2015.  The Company had 34 and 599 commercial auto policies in force as of March 31, 2016 and March 31, 2015, respectively.

Net written premiums (1) increased 34.8% to $14.7 million during the three month period ended March 31, 2016 from $10.9 million in the prior year period.  This change is after taking into account the change from a gross to net quota share treaty as of July 1, 2015.  The change to a net quota share treaty shifted all of the catastrophe reinsurance cost to the Company.  The treaty change increased the ceded catastrophe premiums, resulting in an incremental reduction to net written premiums.

Net premiums earned for first quarter ended March 31, 2016 increased 39.9% to $14.5 million, compared to $10.4 million in the first quarter ended March 31, 2015.  The increase was primarily due to the Company’s continuing growth, in addition to retaining a higher percentage of its premiums due to the reduction of the quota share percentage in its personal lines quota share treaty on July 1, 2015.

Net Loss Ratio:
For the quarter ended March 31, 2016, the Company’s net loss ratio was 65.3%, compared to 68.0% in the prior year.   In 2016, the impact of prior year development was favorable by 2.9 points, compared to unfavorable prior year development of 1.0 points for the quarter ended March 31, 2015, or an improvement of 3.9 points in the impact of prior year development.

Severe winter weather had a 9.7 point impact on the net loss ratio for 2016, compared to a 17.7 point impact for 2015.  The core loss ratio excluding prior year development and severe winter weather was 58.5%, which was 9.2 points higher than the core loss ratio of 49.3% recorded for 2015.  However, 6.8 points of this variance was related to an increased impact from large fire claims, categorized as those with gross losses over $200K.

Net Underwriting Expense Ratio:
For the quarter ended March 31, 2016, the ratio of other underwriting expenses to direct earned premiums decreased to 14.6% from 15.8% in the prior year period. The Company believes that utilizing the ratio of other underwriting expenses to direct earned premiums offers a consistent comparison between periods when there is a change in quota share ceding percentages.

For the quarter ended March 31, 2016, the Company’s net underwriting expense ratio increased to 31.6% from 29.9% in the prior year period.  The increase was due to the impact that reduced quota share ceding commission revenues have in relation to net premiums earned, resulting from the decrease in personal lines quota share ceding percentage to 40% from 55% on July 1, 2015. Changes in quota share ceding percentages make comparisons of the net underwriting expense ratio between periods less meaningful.

(1)           These measures are  not  based  on  GAAP  and are  defined  and  reconciled  to  the most  directly comparable GAAP measures in “Information Regarding Non-GAAP Measures.”

Net Combined Ratio:
Kingstone’s net combined ratio was 96.9% for the three month period ended March 31, 2016, compared to 97.9% for the prior year period.

Balance Sheet / Investment Portfolio
Kingstone’s cash and investment holdings were $94.0 million at March 31, 2016, compared to $90.4 million at December 31, 2015.  The Company’s investment holdings are comprised primarily of investment grade corporate, mortgage-backed and municipal securities, with fixed income investments representing approximately 88.7% of total investments at March 31, 2016, and 88.0% at December 31, 2015.  The Company’s effective duration on its fixed-income portfolio is 4.37 years, and this measure has steadily decreased over the past several quarters.

Net investment income increased 41.4% to $813,000 for the first quarter of 2016 from $575,000 in the prior year period, largely due to an increase in invested assets and a decline in investment expenses.  The pre-tax equivalent investment yield on estimated annual income, excluding cash, was 4.80% and 4.79% as of March 31, 2016 and 2015, respectively.

Accumulated Other Comprehensive Income (AOCI), net of tax
During the quarter ended March 31, 2016 AOCI increased by $.9 million to $1.4 million.

Book Value
The Company’s book value per share at March 31, 2016 was $6.32, an increase of 13.5% compared to $5.57 at March 31, 2015 and a sequential quarterly increase from December 31, 2015 of 2.3%

	31-Mar-16	31-Dec-15	30-Sep-15	30-Jun-15	31-Mar-15
Book Value Per Share	$6.32	$6.18	$6.00	$5.73	$5.57

% Increase from specified period to 3/31/2016		2.3%	5.3%	10.3%	13.5%

Conference Call Details
Management will discuss the Company’s operations and its financial results in a conference call on Friday, May 13, 2016, at 8:30 a.m. ET.

The dial-in numbers are:
(877) 407-3105 (U.S.)
(201) 493-6794 (International)

Accompanying Slide Presentation and Webcast
The Company will also have an accompanying slide presentation available in PDF format on the Kingstone Companies website at http://www.kingstonecompanies.com/. The presentation will be made available 30 minutes prior to the conference call.  In addition, the call will be simultaneously webcast over the Internet via the Kingstone website or by clicking on the conference call link: Kingstone 2016 First Quarter Conference Call. The webcast will be archived and accessible for approximately 30 days.

Information Regarding Non-GAAP Measures

Direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period.

Net written premiums - represents direct written premiums less premiums ceded to reinsurers.

Net premiums earned - is the GAAP measure most closely comparable to direct written premiums and net written premiums.  Management uses direct written premiums and net written premiums, along with other measures, to gauge the Company’s performance and evaluate results.  Direct written premiums and net written premiums are provided as supplemental information, are not a substitute for net premiums earned and do not reflect the Company’s net premiums earned.

The table below details the direct written premiums, net written premiums, and net premiums earned for the periods indicated:

	For the Three Months Ended March 31,
	2016	2015	$ Change	% Change
(000’s except percentages)
Direct and Net Written Premiums Reconciliation:

Direct written premiums excluding commercial auto	$23,052	$18,954	$4,098	21.6%
Commercial auto direct written premiums	(9)	535	(544)	(101.7	) %
Direct written premiums	23,043	19,489	3,554	18.2%
Assumed written premiums	5	8	(3)	(37.5	) %
Ceded written premiums	(8,386)	(8,619)	233	(2.7	) %

Net written premiums	14,662	10,878	3,784	34.8%
Change in unearned premiums	(130)	(492)	362	(73.6	) %

Net premiums earned	$14,532	$10,386	$4,146	39.9%

Net operating income - is net income exclusive of realized investment gains, net of tax.  Net income is the GAAP measure most closely comparable to net operating income.

Operating return on average common equity - is net operating income divided by average common equity.  Return on average common equity is the GAAP measure most closely comparable to operating return on average common equity.

Management uses net operating income and operating return on average common equity, along with other measures, to gauge the Company’s performance and evaluate results, which can be skewed when including realized investment gains, which may vary significantly between periods.  Net operating income and operating return on average common equity are provided as supplemental information, are not a substitute for net income and do not reflect the Company’s overall profitability.

	Three Months Ended		Three Months Ended
	March 31, 2016		March 31, 2015

	Amount	Diluted earnings per common share	Amount	Diluted earnings per common share
(000’s except per common share amounts)
Net Operating Income and Diluted Earnings per Common Share Reconciliation:

Net income	$541	$0.07	$382	$0.05

Net realized (gain) loss on investments	(80)		67
Less tax effect on realized (gains) losses	(27)		22
Net realized (gain) loss on investments, net of taxes	(53)	$0.00	45	$0.01

Net operating income	$488	$0.07	$427	$0.06

Weighted average diluted shares outstanding	7,360,564		7,344,563

Operating Return on Average Common Equity (Annualized)

Net income	541		382
Average common equity	45,750		40,708
Return on average common equity (annualized)	4.7%		3.8%

Net realized (gain) loss on investments, net of taxes	(53)		45
Average common equity	45,750		40,708
Return on average common equity (annualized)	-0.5%		0.4%

Net operating income	488		427
Average common equity	45,750		40,708
Operating return on average common equity (annualized)	4.3%		4.2%

Net combined ratio excluding the effect of catastrophes - is a non-GAAP ratio, which is computed as the difference between GAAP net combined ratio and the effect of catastrophes on the net combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our business that may be obscured by catastrophe losses. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the net combined ratio. We believe it is useful for investors to evaluate this component separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the net combined ratio excluding the effect of catastrophes. The most directly comparable GAAP measure is the net combined ratio. The net combined ratio excluding the effect of catastrophes should not be considered a substitute for the net combined ratio and does not reflect the Companys net combined ratio.

The following table reconciles the net combined ratio excluding the effects of catastrophes to the net combined ratio:

	For the Three Months Ended March 31,
	2016	2015	Percentage Point Change
Net Combined Ratio Excluding the Effect of Catastrophes Reconciliation:

Net combined ratio excluding the effect of catastrophes	87.2%	69.4%	17.8	pts

Effect of catastrophe losses
Net loss and loss adjustment expenses	9.7%	17.7%	(8.0	) pts
Ceding commission revenue	0.0%	10.8%	(10.8	) pts
Total effect of catastrophe losses	9.7%	28.5%	(18.8	) pts

Net combined ratio	96.9%	97.9%	(1.0	) pts

About Kingstone Companies, Inc.
Kingstone is a property and casualty insurance holding company whose principal operating subsidiary, Kingstone Insurance Company, is domiciled in the State of New York. Kingstone is a multi-line property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone is licensed to write insurance policies in New York, New Jersey, Pennsylvania, Connecticut, Texas and Rhode Island. Kingstone offers property and casualty insurance products to individuals and small businesses primarily in New York State.

Forward-Looking Statement
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in Kingstone’s filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K. Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Kingstone Companies, Inc.
Amanda Goldstein
Investor Relations Director
(845) 802-7900

The following table summarizes gross and net premiums written, net premiums earned, and loss and loss adjustment expenses by major product type, which were determined based primarily on similar economic characteristics and risks of loss.

	For the Three Months Ended
	March 31,
	2016	2015

Gross premiums written:
Personal lines	$17,441,086	$14,237,717
Commercial lines	3,128,138	2,799,370
Commercial auto(1)	(8,793)	535,236
Livery physical damage	2,431,915	1,872,615
Other(2)	56,057	52,402
Total	$23,048,403	$19,497,340

Net premiums written:
Personal lines	$9,385,438	$5,952,781
Commercial lines	2,814,905	2,537,775
Commercial auto(1)	(8,485)	485,914
Livery physical damage	2,431,915	1,872,615
Other(2)	38,102	28,850
Total	$14,661,875	$10,877,935

Net premiums earned:
Personal lines	$9,463,896	$5,960,475
Commercial lines	2,680,725	2,412,143
Commercial auto(1)	85,088	662,632
Livery physical damage	2,255,854	1,306,577
Other(2)	46,112	43,972
Total	$14,531,675	$10,385,799

Net loss and loss adjustment expenses:
Personal lines	$7,548,551	$4,348,571
Commercial lines	910,834	1,467,693
Commercial auto(1)	(456,486)	339,208
Livery physical damage	988,553	547,741
Other(2)	76,079	77,146
Unallocated loss adjustment expenses	416,324	282,858
Total	$9,483,855	$7,063,217

Net loss ratio:
Personal lines	79.8%	73.0%
Commercial lines	34.0%	60.8%
Commercial auto(1)	-536.5%	51.2%
Livery physical damage	43.8%	41.9%
Other(2)	165.0%	175.4%
Total	65.3%	68.0%

1.
Effective October 1, 2014 we decided to no longer accept applications for new commercial auto coverage. In February 2015, we decided to no longer offer renewals to our existing commercial auto policies beginning with those that expired on or after May 1, 2015.

2.	“Other” includes, among other things, premiums and loss and loss adjustment expenses from our participation in a mandatory state joint underwriting association.

KINGSTONE COMPANIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income and Comprehensive Income (Unaudited)

Three months ended March 31,	2016	2015

Revenues
Net premiums earned	$14,531,675	$10,385,799
Ceding commission revenue	2,770,337	3,089,404
Net investment income	813,057	574,656
Net realized gains (losses) on sales of investments	80,436	(67,494)
Other income	249,347	631,191
Total revenues	18,444,852	14,613,556

Expenses
Loss and loss adjustment expenses	9,483,855	7,063,217
Commission expense	4,270,066	3,412,327
Other underwriting expenses	3,346,441	2,999,155
Other operating expenses	329,239	328,498
Depreciation and amortization	283,828	235,662
Total expenses	17,713,429	14,038,859

Income from operations before taxes	731,423	574,697
Income tax expense	190,391	192,198
Net income	541,032	382,499

Other comprehensive income, net of tax
Gross change in unrealized gains on available-for-sale-securities	1,484,064	705,574

Reclassification adjustment for (gains) losses
included in net income	(80,436)	67,494
Net change in unrealized gains	1,403,628	773,068
Income tax expense related to items of other comprehensive income	(477,234)	(262,843)
Other comprehensive income, net of tax	926,394	510,225

Comprehensive income	$1,467,426	$892,724

Earnings per common share:
Basic	$0.07	$0.05
Diluted	$0.07	$0.05

Weighted average common shares outstanding
Basic	7,322,385	7,318,271
Diluted	7,360,564	7,344,563

Dividends declared and paid per common share	$0.0625	$0.0500

KINGSTONE COMPANIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2016	2015
	(unaudited)
Assets
Fixed-maturity securities, held-to-maturity, at amortized cost (fair value of
$5,366,630 at March 31, 2016 and $5,241,095 at December 31, 2015)	$5,140,522	$5,138,872
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of
$71,617,357 at March 31, 2016 and $62,221,129 at December 31, 2015)	73,230,016	62,502,064
Equity securities, available-for-sale, at fair value (cost of $9,501,112
at March 31, 2016 and $8,751,537 at December 31, 2015)	10,025,750	9,204,270
Total investments	88,396,288	76,845,206
Cash and cash equivalents	5,579,224	13,551,372
Premiums receivable, net	10,522,191	10,621,655
Reinsurance receivables, net	35,830,346	31,270,235
Deferred policy acquisition costs	10,977,276	10,835,306
Intangible assets, net	1,638,887	1,757,816
Property and equipment, net	3,169,531	3,152,266
Other assets	1,511,848	1,095,894
Total assets	$157,625,591	$149,129,750

Liabilities
Loss and loss adjustment expense reserves	$46,030,765	$39,876,500
Unearned premiums	49,013,099	48,890,241
Advance premiums	1,731,862	1,199,376
Reinsurance balances payable	3,225,893	1,688,922
Deferred ceding commission revenue	6,416,209	6,435,068
Accounts payable, accrued expenses and other liabilities	2,960,922	4,826,603
Income taxes payable	917,127	263,622
Deferred income taxes	1,106,310	672,190
Total liabilities	111,402,187	103,852,522

Commitments and Contingencies

Stockholders' Equity
Preferred stock, $.01 par value; authorized 2,500,000 shares	-	-
Common stock, $.01 par value; authorized 20,000,000 shares; issued 8,289,606 shares at March 31, 2016 and December 31, 2015; outstanding
7,317,137 shares at March 31, 2016 and 7,328,637 shares at December 31, 2015	82,896	82,896
Capital in excess of par	33,019,316	32,987,082
Accumulated other comprehensive income	1,410,614	484,220
Retained earnings	13,688,654	13,605,225
	48,201,480	47,159,423
Treasury stock, at cost, 972,469 shares at March 31, 2016 and 960,969 shares
at December 31, 2015	(1,978,076)	(1,882,195)
Total stockholders' equity	46,223,404	45,277,228

Total liabilities and stockholders' equity	$157,625,591	$149,129,750